EXHIBIT 2.1
                                                                  -----------
                                                                  (COLUMBIA, MD)


                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of July 27, 2001 by and among Fentil, Inc. (the "Corporation"), Krupp Realty Limited Partnership
- IV ("Seller" and together with the Corporation, the "Selling Entities"), each with an address of c/o The Berkshire Group, One Beacon Street, Suite 1500, Boston, MA 02108, Attention: David C. Quade, Telecopier No. 617-423-8916, and Home Properties of New York, L.P., a New York limited partnership ("Buyer"), with an address of 850 Clinton Square, Rochester, New York 14604.

     WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Corporation; and

     WHEREAS, Buyer desires to purchase all of the issued and outstanding shares of capital stock of the Corporation from the Seller, and the Seller desires to sell all of the issued and outstanding shares of capital stock of the Corporation to the Buyer, upon the terms and subject to the conditions hereinafter set forth (the "Acquisition"); and

     NOW, THEREFORE, in consideration of the mutual undertakings and covenants herein contained, the parties hereto hereby covenant and agree as follows:

                                    SECTION 1

                                PURCHASE AND SALE

1.01. Purchase by Buyer.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to purchase all of the Stock (as defined below) from the Seller, and the Seller agrees to sell all of the Stock to the Buyer.

          (b) The Purchase Price for the Stock shall be FOURTEEN MILLION FIVE HUNDRED THOUSAND AND NO/00 DOLLARS ($14,500,000.00) (the "Purchase Price"), subject to the prorations and adjustments as hereinafter provided in this Agreement.

1.02. Closing Date.

          (a) Except as otherwise provided in this Agreement, the delivery of all documents necessary for the closing of this transaction pursuant to this Agreement (the "Closing") shall take place in the offices of Seller's counsel, Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts or such other place as Seller and Buyer shall mutually agree, at 10:00 A.M. local time on August 1, 2001 or such earlier date or place as Buyer and Seller shall mutually agree in writing (the "Original Closing Date"). It is agreed that time is of the essence of this Agreement. If Seller shall elect to cure any title

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     or survey matter under  Section 2.02 or Section  2.03,  if  necessary,  the
     Original Closing Date shall be extended until fifteen (15) days after the earlier of (a) the expiration of the thirty (30) day cure period as set forth in said Section 2.02 or Section 2.03, as applicable, or (b) the date Seller notifies Buyer that such matter has been cured. At either party's request, Closing shall be conducted through an escrow administered by Escrow Agent (as defined below).

          (b) On the Original Closing Date, the following actions shall be taken:

               (i) Subject to Section 1.03 hereof, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available federal funds;

               (ii) Seller shall deliver or cause to be delivered to Buyer one or more certificates for the Stock, duly endorsed in blank or with stock powers duly endorsed in blank, together with such other documents as Buyer may reasonably request to evidence the transfer to Buyer of good and valid title in and to the Stock, free and clear of any Encumbrance (except such as may be created by Buyer); and

               (iii) Each party shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article VI hereof.

1.03 Payment  of  Monies.

     All monies payable under this Agreement, unless otherwise specified in this Agreement, shall be paid by wire transfer of immediately available funds.

1.04 Payment of Purchase Price.

     The Purchase Price, subject to prorations and adjustments, shall be paid as follows:

          (a)  Deposit.   Two  Hundred   Fifty   Thousand  and  No/100   Dollars
     ($250,000.00) has been paid as a deposit pursuant to Section 1.05 (the "Deposit");

          (b) Payment at Closing. At the Closing, Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price less the amount of the Deposit held by the Escrow Agent, and subject to adjustments and apportionments as set forth herein. The Purchase Price, as adjusted, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing.

1.05 Deposit; Escrow Agent.

     The Deposit shall be delivered by Buyer to LandAmerica Title Insurance Corporation (the "Escrow Agent") within one (1) business day after the date of this Agreement. Failure of the Buyer to so deliver the Deposit shall constitute a breach by Buyer of this Agreement for which the Seller may exercise the remedies set forth in Section 12.03. Upon receipt from Buyer of the Deposit, Escrow Agent shall invest the Deposit in an interest-bearing account or money market fund acceptable to Buyer and Seller. All interest on the Deposit shall accrue to Buyer, except as otherwise provided in Section 12.03 hereof. At the Closing, Escrow Agent shall



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release  the Deposit to Seller,  which  Deposit  shall be  credited  against the balance of the Purchase Price owed by Buyer to Seller. Escrow Agent shall agree to hold and dispose of the Deposit in accordance with the terms and provisions of this Agreement.

1.06 Escrow Provisions.

     Escrow Agent hereby acknowledges receipt by Escrow Agent of the Deposit paid by Buyer to be applied to the Purchase Price under the terms hereof. Escrow Agent agrees to hold, keep and deliver said Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Agreement. Escrow Agent shall not be entitled to any fees or compensation for its services hereunder. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this agreement Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement between Buyer and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Buyer, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Escrow Agent shall not be required to disburse any of the monies held by it under this Agreement unless in accordance with either a joint written instruction of Buyer and Seller or an undisputed Escrow Demand from either Buyer or Seller in accordance with the provisions hereinafter. Upon receipt by Escrow Agent from either Buyer or Seller (the "Notifying Party") of any notice or request (the "Escrow Demand") to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement, Escrow Agent shall give written notice to the other party (the "Notified Party"). If within five (5) business days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from the Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause (a) or (b) above. Further Escrow Agent shall have the right at all times to pay all sums held by it into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent's obligations hereunder shall terminate.

     Seller and Buyer jointly and severally agree to indemnify and hold harmless said Escrow Agent from any and all costs, damages and expenses, including reasonable attorneys' fees, that said Escrow Agent may incur in its compliance of and in good faith



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with the terms of this agreement;  provided,  however,  this indemnity shall not extend to any act of gross negligence or willful malfeasance on the part of the Escrow Agent.

                                    SECTION 2

                            CERTAIN PROPERTY MATTERS

2.01 Property.

     The Corporation is the bare legal title owner of the following as agent for Seller, the beneficial owner of the Property (defined below) pursuant to the Agreement to Hold Title, dated April 25, 1982, attached as Exhibit A hereto ("Agreement to Hold Title"):

          (a) that certain tract or parcel of land located in Columbia, Maryland, more particularly described in Schedule A attached hereto (the "Land");

          (b) the 234 unit apartment complex, commonly known as the Fenland Field Apartments, which contains related improvements, facilities, amenities, structures, driveways and walkways, all of which have been constructed on the Land (collectively, the "Improvements");

          (c) all right, title and interest of the Selling Entities in and to any alleys, strips or gores adjoining the Land, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of the Selling Entities in and to any awards for damage thereto by reason of a change of grade thereof;

          (d) the accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of the Selling Entities in and to the Land and the Improvements, as applicable, or otherwise appertaining to any of the property described in the immediately preceding clauses (a), (b) and/or
     (c);

          (e) all personal property, including, without limitation, the personal property listed in Schedule B attached hereto, owned by the Selling Entities and located on or in or used solely in connection with the Land and Improvements, but expressly excluding all computer programs and computer software (collectively, the "Personal Property"); and

          (f) all of the Selling Entities' interest in all permits, warranties, guaranties, plans, specifications, reports, books and records, and any intangible property, now or hereafter, owned by Selling Entities and used in connection with the Land, Improvements and Personal Property, including without limitation the right to use any trade style or name now used in connection with the same, any contract rights, escrow or security deposits, utility agreements or other rights related to the ownership of or use and operation of the Property, as hereinafter defined.



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     All of the items described in subparagraphs (a), (b), (c), (d), (e) and (f)
above are collectively referred to as the "Property".

2.02 Title.

     Buyer's obligation to purchase the Stock shall be conditioned upon the Corporation then holding good and clear record and marketable fee simple title to the Property, subject only to the Permitted Exceptions (as hereinafter defined). Seller has furnished Buyer with a copy of the most recent title policy for the Property in Seller's possession and Buyer has obtained from LandAmerica Title Insurance Corporation, Boston NCS office, Attention: Robert Soule, Esq. (the "Title Insurer") a Commitment For Title Insurance (Case No. 19399 dated
June 1, 2001) with copies of all instruments and plans mentioned therein as exceptions to title (all of such items are hereinafter collectively referred to as the "Commitment"). The exceptions set forth in Schedule B, Section 2 of the Commitment and any other matters of record existing as of the date of the Commitment have been accepted by Buyer. Notwithstanding the foregoing, Seller, at its cost, shall be obligated to cure or remove by Closing or otherwise enable the Title Insurer to insure over all mortgages and deeds of trust against the Property listed in Schedule B, Section 1 of the Title Commitment, as well as any other monetary liens not exceeding $50,000 in the aggregate.

2.03 Survey.

     Seller has furnished Buyer with a copy of the most recent as-built survey of the Property in Seller's possession (the "Prior Survey"), and Buyer obtained a current as-built survey (the "Survey") of the Land and the Improvements by a registered land surveyor. Buyer has accepted any and all encumbrances, encroachments or other survey defaults shown on the Survey or Prior Survey.

2.04 Permitted Exceptions.

     The  following  items  are  hereinafter   referred  to  as  the  "Permitted
Exceptions".

          (a) All possible title objections, survey objections, and any defects in or to title to the Property or other matters affecting or relating to the title to, or the survey of, or the condition of the Property which Buyer has accepted pursuant to Section 2.02 and/or Section 2.03;

          (b) Leases described on Schedule C and Service Contracts described on Schedule D, or which Seller is permitted to enter into pursuant to this Agreement;

          (c) the lien of non-delinquent real and personal property taxes and assessments not yet due and payable as of the Closing;

          (d) rights of parties in possession not shown by the public records, and any subtenants or licensees under any Leases;

          (e) discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the Property would disclose and which are not shown by the public records;



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          (f)  easements or claims of easements  shown by the public  records or which an inspection of the Property would disclose;

          (g) Subject to any proration provisions hereof, any service, installation, connection, maintenance or construction charges due after Closing, and charges for sewer, water, electricity, telephone, cable television or gas; and

          (h) any and all liens, exceptions, obligations or other matters which are caused or created by or on behalf of Buyer or any of Buyer's agents, employees or representatives.

                                    SECTION 3

                         SELLER'S PRE-CLOSING DELIVERIES

     3.01 Seller has furnished to Buyer, or made available at the Property, for inspection and approval by Buyer, the following (to the extent in the possession of Seller):

          (a) Leases. Seller shall provide Buyer with access on-site to the originals (or copies, if originals are not available) of all leases and related lease files.

          (b) Taxes. A copy of 2001 real estate and personal property tax (if applicable) statements for the Property and tax abatements or abatement applications for such year (if any).

          (c) Current Rent Roll. A list of the current rents now being collected on each of the apartment units in the Improvements which includes: apartment number, unit type, tenant name, commencement and termination dates, lease rent and security deposits.

          (d) Service Contracts. Copies of all service, maintenance, supply, governmental, utility and management contracts entered into by Seller currently affecting the use, ownership, maintenance and/or operation of the Property.

          (e) Utility Bills. Copies of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior twelve (12) month period.

          (f) Environmental Reports. Copies of any existing environmental reports (Phase I or other) for the Property.

     3.02 Except as otherwise expressly set forth in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, or completeness of any materials, data, or other information, including without limitation, the contents of Seller's or its property manager's books and records, marketing materials prepared by Seller, the Leases, the Service Contracts, rent rolls or income and expense statements, supplied to Buyer in connection with Buyer's inspection of the Property. It is the parties' express



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understanding  and  agreement  that all such  materials  were provided by Seller solely for Buyer's convenience in making its own examination and determination to purchase the Stock, and, in making such examination and determination, Buyer relied exclusively on its own independent investigation and evaluation of the Property and Corporation and not on any materials supplied by Seller.

                                    SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     4.01 Organization of Seller. Seller is a Massachusetts limited partnership duly organized, validly existing and in good standing under the laws of Massachusetts.

     4.02 Corporate Organization of the Corporation. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Corporation has all necessary corporate power and authority to own the Property.

     4.03 Ability to Perform. Each of the Selling Entities has full power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Selling Entities enforceable in accordance with its terms. Except as set forth in this Agreement, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by the Selling Entities or the taking by the Selling Entities of any action contemplated by this Agreement.

     4.04 Capitalization. The authorized capital stock of the Corporation consists of 5,000 shares of common stock, $0.00 par value per share, all of which shares are issued and outstanding (the "Stock"). Seller is the lawful beneficial owner of all of the Stock free and clear of any encumbrances. All of the shares of Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Corporation does not have and is not bound by any outstanding subscriptions, options, warrants, calls or other commitments calling for the Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Stock or any other equity security of the Corporation or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Stock or any other equity security of the Corporation. There are no outstanding contractual obligations of the Corporation to repurchase, redeem or otherwise acquire any shares of capital stock of the Corporation.

     4.05 Property. The Corporation owns no real or personal property of any kind other than the Property.


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     4.06  Employees.  The  Corporation  does  not have  and has  never  had any employees during the period that Seller was a stockholder of the Corporation.

     4.07 Corporation's Tax Status. The Corporation holds bare legal title to the Property, and the Seller holds all equitable and beneficial interest in the Property, pursuant to the Agreement to Hold Title. The Corporation has been treated for income tax purposes as a disregarded or pass-through entity and has never reported any income from the Property. True and correct copies of the Corporation's tax returns for 1998, 1999 and 2000 are attached hereto as Exhibit
B. The Seller has reported all of the income from the Property and taken depreciation. Neither the Seller nor the Corporation has been audited, or received notice from the IRS or any other taxing authority which calls into question the Corporation's status as a disregarded entity for income tax purposes.

     4.08 Leases. As of the date of this Agreement there are no leases or other rental agreements or occupancy agreements (written or verbal) entered into by the Selling Entities which grant any possessory interest in and to any space situated on or in the Improvements or that otherwise give rights with regard to use of the Improvements other than the leases (the "Leases") described in Schedule C attached hereto (the "Rent Roll"). The Rent Roll is true, accurate and complete in all material respects as of the date hereof. Except as otherwise specifically set forth in the Rent Roll or elsewhere in this Agreement:

          (a) to the knowledge of Seller, the Leases are in full force and effect;

          (b) Except as set forth on Schedule 4.04, none of the Selling Entities has sent written notice to any current tenant of the Property, nor received any written notice from any such tenant, claiming that such tenant, or such Selling Entity, as the case may be, is in default, which default remains uncured;

          (c) no action or proceeding instituted against a Selling Entity by any tenant of any unit in the Property is presently pending;

          (d) there are no security deposits or other deposits other than those set forth in the Rent Roll;

          (e) no rent has been paid more than thirty (30) days in advance under any Lease other than as shown on the Rent Roll; and

          (f) no leasing commission shall be due for any period subsequent to the Closing other than for tenants who have executed a lease after the date hereof but do not move in until after the Closing, which commissions shall be paid by Buyer.

     4.09 Service and Management Contracts. Schedule D attached hereto lists all governmental, utility, services, maintenance, supply and management contracts (collectively, "Service Contracts") entered into by the Selling Entities currently affecting the operation of the Property. To the knowledge of the Seller, each of the Service Contracts is in full force and effect; none of the parties thereto is in default of any of its


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obligations  thereunder;  and no event has  occurred  that,  with the  giving of notice, or the passage of time, or both, would constitute a default thereunder.

     4.10 No Actions. Except as set forth on Schedule E attached hereto, there are no pending, or to Seller's knowledge, threatened legal actions, proceedings or investigations before any court or governmental department, commission, board, agency or instrumentality against the Corporation or the Seller affecting or relating to the Property and Seller does not know of any basis for such action, proceeding or investigation. Except as set forth on Schedule E attached hereto, there are no claims of any kind or nature which have been asserted against the Corporation or the Property.

     4.11 No Violation Notice. The Selling Entities have not received written notice:

          (a) from any federal, state, county or municipal authority alleging any fire, health, safety, building, pollution, environmental, deed restriction or other violation of law in respect of the Property or any part thereof, which has not been corrected;

          (b) concerning the possible or anticipated condemnation of any part of the Property, or the widening, change of grade or limitation on use of streets abutting the same or concerning any special taxes or assessments levied or to be levied against the Property or any part thereof;

          (c) from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges therefor or of any termination or threatened termination of any policy of insurance or bond; or

          (d) concerning any change in the deed restriction classification of the Property or any part thereof.

     4.12 No Management Contracts, Employment Contracts, Unions, Pension Plans. The Selling Entities have not entered into any management contracts, employment contracts or labor union contracts and has not established any retirement, pension or profit sharing plans relating to the operation or maintenance of the Property which shall survive the Closing or for which Buyer shall have any liability or obligation.

     4.13 Conflict with Other Agreement. The execution and delivery of this Agreement, and its performance by the Selling Entities, will not conflict with, or result in the breach of, any contract or agreement to which the Selling Entities are a party, or by which the Selling Entities are bound.

     4.14 Financial Status. The Corporation has not: (i) made a general assignment for the benefit of its credits; (ii) admitted in writing its inability to pay its debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property


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interest which remains in effect;  or (iv) become  generally  unable to meet its financial obligations as they mature.

     4.15 No Bankruptcy. To the knowledge of the Seller, there is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of the Corporation, or the debts of the Corporation under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for the Corporation or the Property.

     4.16 No Liabilities. To the knowledge of the Seller, except: (i) as disclosed in Schedule F attached hereto; and (ii) as otherwise disclosed in this Agreement, the Corporation has no material liability or obligation of any nature which in any way materially affects or is related to the Property whether now or due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto).

     4.17 Taxes. The Corporation has filed or will file when due all returns of Taxes (as defined below) required to be filed before the Closing Date and has paid or, if due after the date hereof and prior to the Closing Date, will pay, all Taxes and other charges for the periods shown to be due on such returns. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of the Corporation and including any interest, penalties or additions attributable thereto.

     4.18 Personal Property. The Corporation owns legal and the Seller owns beneficial title to the Personal Property, free and clear of all liens, charges and encumbrances, except the Permitted Exceptions.

     As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase "to Seller's knowledge", "to Seller's actual knowledge", "to the best of Seller's knowledge" or any similar phrase shall mean the actual, not constructive or imputed, knowledge of David C. Quade, Executive Vice President and Chief Financial Officer of The Berkshire Group and Rick Ragsdale, Regional Operations Vice President, but without any obligation on their part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

     At Closing, Seller shall represent and warrant to Buyer by delivering to Buyer a certificate (the "Seller's Representation Certificate") certifying that all representations and warranties of Seller in this Agreement remain true and correct in all material respects as of the Closing Date and all of the representations and warranties contained herein shall be deemed remade by Seller effective as of the Closing Date; provided, however, that to the extent that Seller becomes aware of any facts or circumstances which would make a representation or warranty untrue in any material respect, Seller shall promptly deliver written notice to Buyer of such facts or circumstances after becoming aware of same (but in no event later than the Closing Date) and, the Seller's Representation Certificate may be revised at Closing to make exception or qualification with respect to such matters as may be necessary for such representations to remain true, but Buyer's agreement to allow such amendment of Seller's Representation Certificate shall not affect or indicate any waiver of any condition to Closing set forth in this Agreement, and Buyer may terminate this Agreement and receive the Deposit, if Seller fails, for any reason, to deliver Seller's Representation Certificate at Closing without any material change, except as to changes which are permitted or contemplated pursuant to
Section 8 hereof.

     Buyer agrees to inform Seller promptly in writing if it discovers that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder.

     If Buyer notifies Seller prior to Closing that any representation or warranty made in Section 4 is not true and correct in any material respect and Seller fails to cure or remedy the same prior to Closing, Buyer may either (a) except as otherwise set forth in this paragraph, terminate this Agreement and the Deposit shall be returned to Buyer, and neither party shall have further rights or obligations pursuant to this Agreement, except for Buyer's obligation to repair any damage to the Property and to indemnify the Selling Entities as set forth in Section 6.01; or (b) waive any such representation or warranty and close the transaction without any reduction in the Purchase Price. Notwithstanding the foregoing, Buyer shall not have the right to terminate this Agreement on account of a breach of a Seller representation or warranty to the extent that, prior to the date hereof, Buyer discovered or learned of information (from whatever source, including, without limitation, a disclosure from Seller or Seller's agents or employees or as a result of Buyer's due diligence tests, investigations and inspections of the Property) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect.

     All of the representations and warranties of the Seller, set forth in this Agreement, including without limitation, the following indemnity, shall survive the Closing for a period of nine (9) months following Closing, and shall not be deemed to have merged in any document delivered at the Closing. Any claim for any breach of any representation or warranty of the Partnership shall be brought, if at all, within nine (9) months from the date of Closing or thereafter be forever barred and the limitations of liability as set forth in the paragraph below shall apply to any such claim. The foregoing limitation of liability shall not apply in the case of fraud or intentional and material misrepresentation.

     The Seller agrees to indemnify Buyer and hold harmless and defend Buyer from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of a breach of any of the representations and warranties of the Seller, set forth in this Agreement.

     If subsequent to Closing Buyer notifies Seller within nine (9) months after Closing that Buyer discovered post-closing that any representation or warranty made in Section 4 was not true and correct in any material respect and specifying the breach with particularity, subject to the limitations set forth in Section 17.02, Buyer shall have available all remedies at law or in equity as a consequence thereof. If Buyer does not notify Seller of the breach of any of its representations and warranties set forth in this Section 4 and institute a lawsuit therefor in a court of competent jurisdiction within nine (9) months after the Closing, Buyer shall be deemed to have waived all of its rights to claim and sue for any breach by Seller of any of its representations and warranties made in this Section 4. The foregoing limitation of liability shall not apply in the case of fraud or intentional and material misrepresentation.

                                    SECTION 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     5.01 No Intention to Liquidate. Buyer has no current intention (a) to liquidate the Corporation or to merge the Corporation with or into another entity, (b) to sell or otherwise dispose of the Stock except a sale for no consideration from the Exchange Accommodation Titleholder (as defined in Section 17.15(d) below) to Buyer and from Buyer to Home Properties of New York, Inc. or
(c) to cause the Corporation to sell or otherwise dispose of any of its assets, except for dispositions of assets in the ordinary course of business of the Corporation.

     5.02. Buyer Acquisition of Stock. Buyer is acquiring the Stock for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act.

     At Closing, Buyer shall represent and warrant to Seller by delivering to Seller a certificate (the "Buyer's Representation Certificate") certifying that all representations and warranties of Buyer in this Agreement remain true and correct in all material respects as of the Closing Date and all of the representations and warranties contained herein shall be deemed remade by Buyer effective as of the Closing Date; provided, however, that to the extent that Buyer becomes aware of any facts or circumstances which would make a representation or warranty untrue in any material respect, Buyer shall promptly deliver written notice to Seller of such facts or circumstances after becoming aware of same (but in no event later than the Closing Date) and, the Buyer's Representation Certificate may be revised at Closing to make exception or qualification with respect to such matters as may be necessary for such representations to remain true, but Seller's agreement to allow such amendment of Buyer's Representation Certificate shall not affect or indicate any waiver of any condition to Closing set forth in this Agreement, and Seller may terminate this Agreement, if Buyer fails, for any reason, to deliver Buyer's Representation Certificate at Closing without any material change, except as to changes which are permitted or contemplated pursuant to Section 8 hereof.

     Seller agrees to inform Buyer promptly in writing if it discovers that any representation or warranty of Buyer is inaccurate in any material respect, or if it believes that Buyer has failed to deliver to Seller any document or material which it is obligated to deliver hereunder.

     If Seller notifies Buyer prior to Closing that any representation or warranty made in Section 5 is not true and correct in any material respect and Buyer fails to cure or remedy the same prior to Closing, Seller may either (a) except as otherwise set forth in this paragraph, terminate this Agreement, and neither party shall have further rights or obligations pursuant to this Agreement; or (b) waive any such representation or warranty and close the transaction without any change in the Purchase Price.

     If subsequent to Closing, Seller notifies Buyer within nine (9) months after Closing that Seller discovered post-closing that any representation or warranty made in Section 5 was not true and correct in any material respect and specifying the breach with particularity, Seller shall have available all remedies at law or in equity as a consequence thereof. If Seller does not notify Buyer of the breach of any of its representations and warranties set forth in this Section 5 and institute a lawsuit therefor in a court of competent jurisdiction within nine (9) months after the Closing, Seller shall be deemed to have waived all of its rights to claim and sue for any breach by Buyer of any of its representations and warranties made in this Section 5.

                                    SECTION 6

                            ACCESS; PURCHASE "AS IS"

     6.01 Prior to Closing, Buyer, its agents and representatives, shall be entitled to enter upon the Property (as coordinated through Seller's property manager), including all leased areas, upon at least two (2) business days prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records and all other documents relating to the Property in the possession or control of Seller or Seller's property manager. Buyer shall also have the right to interview Seller's on-site personnel and vendors. Seller shall have the right to have a representative present during all times that Buyer, its agents, consultants or representatives have entered the Property for the purpose of conducting its investigations in accordance with this Section 6.01. Before entering upon the Property, Buyer shall furnish to Seller evidence of general liability insurance coverage naming the Selling Entities as an insured in such amounts and insuring against such risks as Seller may reasonably require. Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with the operations of the Selling Entities at the Property or interfere with any tenant's occupancy at the Property, and the scheduling of any inspections shall take into account the timing and availability of access to tenants' premises, pursuant to tenants' rights under the Leases or otherwise. If Buyer wishes to engage in any testing which will damage or disturb any portion of the Property, Buyer shall obtain Seller's prior consent thereto, which may be granted, refused or conditioned in the sole and absolute discretion of Seller. Without limiting the generality of the foregoing, Seller's written approval shall be required prior to any testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Property in connection with Buyer's environmental due diligence. Buyer shall restore the Property to the same condition as existed prior to such tests or investigations, shall repair any damage to the Property caused by any such tests or investigations, and shall indemnify the Selling Entities from any and all liabilities, claims, costs and expenses resulting therefrom or from any breach of any other obligations of Buyer under this Section 6.01. Buyer and its agents and representatives shall not reveal or disclose any information obtained concerning the Property or the Selling Entities to anyone outside of Buyer's organization, other than its agents, consultants and representatives. The obligations and indemnification set forth in this Section 6.01 shall survive Closing or the termination of this Agreement.

     6.02 Intentionally Omitted.

     6.03 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT THE SELLING ENTITIES ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS REGARDING THE STOCK AND THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF THE SELLING ENTITIES OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED THE SELLING ENTITIES (AND THEIR AFFILIATED ENTITIES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS (COLLECTIVELY, "SELLER AFFILIATES")) FROM

AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST THE SELLING ENTITIES (AND THEIR OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY OR THE STOCK (COLLECTIVELY, THE "LIABILITIES").

     THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

     6.04 Without limiting the generality of the foregoing release provisions of this Section 6, except as otherwise provided herein, Buyer waives any rights it may have against the Selling Entities or any Seller Affiliates in connection with any and all Liabilities which arise or which are in any way related to any Hazardous Materials in, on, above or beneath the Property or emanating therefrom including, without limitation, under CERCLA (defined below), and Buyer agrees that it shall not (i) implead either of the Selling Entities, (ii) bring a contribution action or similar action against either of the Selling Entities or
(iii) attempt in any way to hold either of the Selling Entities responsible with respect to any such matter. As used herein, "Hazardous Materials" shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated (whether now exiting or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., similar state laws and regulations adopted thereunder (collectively, "Hazardous Materials Laws"). The provisions of this Section 6.04 shall survive Closing or any termination of this Agreement.

     6.05 Seller has provided to Buyer certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller makes no representation or warranty that such material is complete or accurate or that Buyer will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Buyer that Seller's operation of the Property by the Selling Entities and allocations of revenues or expenses may be vastly different than Buyer may be able to attain. Buyer acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Buyer has relied upon its own investigation and inquiry with respect to the operation of the Property and releases the Selling Entities from any liability with respect to such historical information.

                                    SECTION 7

                                    INSURANCE

     7.01 Maintenance of Insurance. Until the Closing, Seller shall cause the present insurance on the Property to be maintained. Subject to the provisions of
Section 7.02, the risk of loss in and to the Property shall remain vested in the Selling Entities until the Closing. Buyer will obtain its own insurance on the Property at Closing.

     7.02 Casualty or Condemnation. If prior to the Closing, the Improvements or any material portion thereof (having a replacement cost equal to or in excess of twenty percent (20%) of the Purchase Price) are damaged or destroyed by fire or casualty, or are taken by eminent domain by any governmental entity, and the Selling Entities are unable to restore such damage or destruction prior to the Closing Date in the case of a casualty, then Buyer shall have the option, exercisable by written notice given to Seller at or prior to the Closing, to terminate this Agreement, whereupon all obligations of all parties hereto shall cease, the Deposit shall be returned to Buyer and this Agreement shall be void and without recourse to the parties hereto except for provisions which are expressly stated to survive such termination. If Buyer does not elect to terminate this Agreement or if such damage or destruction or taking has a replacement cost or is in an amount of less than twenty percent (20%) of the Purchase Price, Buyer shall proceed with the purchase of the Property without reduction or offset of the Purchase Price, and in such case, unless the Selling Entities shall have previously restored the Property to its condition prior to the occurrence of any such damage or destruction, the Selling Entities shall pay over or assign to Buyer all amounts received or due from, and all claims against, any insurance company or governmental entity as a result of such destruction or taking and Buyer shall be entitled to a credit against the Purchase Price equal to the deductible amount under the insurance maintained by the Selling Entities.

                                    SECTION 8

                      SELLER'S OBLIGATIONS PRIOR TO CLOSING

     Seller covenants that between the date of this Agreement and the Closing:

     8.01 Leases. The Selling Entities shall not without Buyer's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) enter into any new lease for an apartment unit with a first-time tenant unless the lease is for a period of no more than one year and the rent shall be not less than the then current lease rent for such unit; or (b) enter into, amend, renew or extend any Lease for an apartment unit with an existing tenant unless the lease is for a period of not more than one year and that the rent for the amended, renewal or extension term shall not be less than the current lease rent for such unit; or (c) terminate any Lease except by reason of a default by the tenant thereunder or by reason of the provisions contained in the Lease. If Buyer fails to reply to Seller's request for consent in a notice given within five (5) days after Buyer receives such request, Buyer's consent shall be deemed to have been granted.

     8.02 Continuation of Service Contracts. The Selling Entities shall not modify or amend any Service Contract or enter into any new service contract for the Property unless the same is terminable without penalty by the then owner of the Property upon not more than thirty (30) days' notice. Buyer shall assume all Service Contracts at Closing.

     8.03 Replacement of Personal Property. No personal property included as part of the Property shall be removed from the Property unless the same is replaced with similar items of at least equal quality prior to the Closing.

     8.04 Tax Procedure. The Selling Entities shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Buyer. Real estate tax refunds and credits received after the Closing which are attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Buyer, after deducting the expenses of collection thereof, based upon the relative time periods each owns the Property, which obligation shall survive the Closing.

     8.05 Access. The Selling Entities shall allow Buyer or Buyer's representatives access to the Property, the Leases and other documents required to be delivered under this Agreement upon reasonable prior notice at reasonable times; provided Buyer agrees that the original leases and all other original documents shall remain on-site at the Property.

     8.06 Operations. The Selling Entities shall manage and maintain the Property in good operating condition comparable to that existing as of the date hereof, normal wear and tear and casualty and condemnation damage excepted. The Selling Entities will perform all current non-structural maintenance and repairs as may be needed to maintain the Property or as may be reasonably appropriate to facilitate the leasing of vacant rental space. The Selling Entities will make replacements of items of furniture, fixtures and equipment under the same circumstances and according to the same standard that such replacements have been made in the past.

     8.07 Miscellaneous. During the period from the date of this Agreement to the Closing Date, and except as may be required or specifically permitted pursuant to this Agreement or otherwise consented to by Buyer, Seller shall cause the Corporation:

          (a) not to declare or pay any dividends on or make any other distributions in respect of any shares of Stock;

          (b) not to adopt any amendments to its Articles of Incorporation or other charter documents or by-laws;

          (c) not to issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock or securities convertible into or exercisable for shares of its capital stock, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it exists on the date hereof;

          (d) not to purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock; and

          (e) not to authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Acquisition), any acquisition of a material amount of assets or securities or assumption of liabilities or any disposition of a material amount of assets or securities.

                                    SECTION 9

                          SELLER'S CLOSING OBLIGATIONS

     9.01 Closing, Deliveries and Obligations. At the Closing, Seller shall deliver the following to Buyer:

          (a) Stock Power. A Stock Power duly executed by the Seller, pursuant to which the Seller shall convey the Stock to the Buyer.

          (b) Stock Certificates. All certificates evidencing ownership of the Stock, endorsed by Seller to the Buyer.

          (c)  Corporate   Documents.   Certified  copies  of  the  Articles  of
     Incorporation and all amendments thereto of the Corporation certified by the Maryland State Department of Assessments and Taxation ("SDAT") and certified copies of the By-Laws of the Corporation, and a good standing certificate from SDAT.

          (d) Lease Records. Original copies of all Leases, and related documents in the possession or under the control of Seller. Such records shall include a schedule of all cash security deposits (including pet deposits and interest, if any) and a check to Buyer or credit against the Purchase Price in the amount of such security deposits (including pet deposits and interest, if any) held by Seller at the Closing under the Leases together with appropriate instruments of transfer or assignment with respect to any lease securities which are other than cash and a schedule updating the Rent Roll and setting forth all arrears in rents and all prepayments of rents.

          (e) Permits; Warranties. Seller shall deliver, to the extent in the possession of Seller, all original warranties and guaranties and original copies of all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental authorities having jurisdiction, except that photocopies may be substituted if the originals are posted at the Property or are otherwise not available.

          (f) Title Affidavits. Such affidavits as the Title Insurer may reasonably require in order to omit from its title insurance policy all exceptions for (i) parties in possession other than under the rights to possession granted under the Leases; (ii) mechanics' liens; and (iii) in the event Buyer elects to purchase a non-imputation endorsement, any affidavit reasonably required by the title company to issue such endorsement.

          (g) Files. Seller shall make all of its files and records relating to the Property available to Buyer at the Property upon reasonable prior notice for copying, which obligation shall survive the Closing.

          (h) Notices of Sale. Sufficient letters, executed by Seller, advising the tenants under the Leases of the sale of the Property to Buyer and directing that all rents and other payments thereafter becoming due under the Leases be sent to Buyer or as Buyer may direct.

          (i) Non-Foreign Affidavit. The Selling Entities shall execute and deliver to Buyer and Buyer's counsel, at Closing such evidence as may be reasonably required by Buyer to show compliance by the Selling Entities with the Foreign Investment and Real Property Tax Act, IRC Section 1445(b)(2), as amended.

          (j) Seller's Representation Certificate. The Seller's Representation Certificate duly executed by Seller as provided in Section 4 hereof in form reasonably satisfactory to Buyer's and Seller's counsel.

          (k) Seller's Resolutions. Resolutions of the Seller authorizing the sale of the Stock in accordance with the terms hereof.

          (l) Closing Statement. A closing statement, in form reasonably satisfactory to Buyer's and Seller's counsel.

          (m)  Termination  of  Management  Agreement.   A  termination  of  any
     management agreements affecting the Property, signed by Seller and the manager.

          (n) Security Deposits. In lieu of acquiring the existing Security Deposit accounts, Buyer may receive a credit at Closing equal to the total of all Security Deposits plus accrued interest to the extent required by law. In that event, Buyer shall execute any documentation required by the lending institution holding the Security Deposits directing it to refund the Security Deposit plus interest to the Seller.

          (o) UCC Searches. Buyer shall have obtained, at its cost, Maryland State UCC searches, against the Property, the Corporation and the Seller (related to the Property), which shall be clear of all liens (other than those filed as security in connection with any loans previously paid off or to be paid off by Seller at Closing).

     9.02 Seller's Expenses. Seller shall pay its own counsel fees and one-half of any escrow fees. As this transaction has been structured as a sale of stock, the parties anticipate that no state or local transfer or recordation taxes will be due. However, in the event it is determined that state or local transfer or recordation taxes are due as a result of the transaction described herein, the parties shall share the cost of such taxes equally. This provision shall survive Closing for a period of nine (9) months.

                                   SECTION 10

                           BUYER'S CLOSING OBLIGATIONS

     At the Closing, Buyer shall:

     10.01 Payment of Purchase Price. Deliver to Seller the Purchase Price, as adjusted for (i) apportionments under Section 11 and (ii) any adjustments thereto required pursuant to the express provisions of this Agreement.

     10.02  Buyer's  Representation  Certificate.   The  Buyer's  Representation
Certificate duly executed by Buyer as provided in Section 5 hereof in form reasonably satisfactory to Buyer's and Seller's counsel.

     10.03 Other Documents. Deliver a closing statement and any other documents required by this Agreement to be delivered by Buyer.

     10.04 Buyer's Expenses. Pay its own counsel fees, costs of Buyer's owner's title policy, costs of survey, all costs related to its due diligence investigations, and one-half of any escrow fees. As this transaction has been structured as a sale of stock, the parties anticipate that no state or local transfer or recordation taxes will be due. However, in the event it is determined that state or local transfer or recordation taxes are due as a result of the transaction described herein, the parties shall share the cost of such taxes equally. This provision shall survive Closing for a period of nine (9) months.

                                   SECTION 11

                APPORTIONMENTS AND ADJUSTMENTS TO PURCHASE PRICE

     The following apportionments shall be made between the parties at the Closing as of the close of the business day prior to the Closing:

          (a) Buyer shall receive from Seller a credit for any rent and other income under Leases collected by the Selling Entities before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant, first to the month in which Closing occurred, then to such tenant's current monthly rental and then to arrearages in the reverse order in which they were due, remitting promptly to Seller, any balance properly allocable to periods prior to Closing. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. After the Closing, the Seller shall continue to have the right, in its own name, to demand payment of and to collect rent arrearages owed to the Seller by any tenant for periods prior to Closing, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any tenant. The Buyer agrees to cooperate with the Seller in connection with all efforts by the Seller to collect such rents and to take all steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, the delivery to the Seller, upon demand, of any relevant books and records (including any rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any action reasonably necessary for the collection of such rents by the Seller;

          (b) it is the intent of the parties that all security deposits (including pet deposits and interest, if any) shown on the Rent Roll shall be transferred by Seller to Buyer at Closing; on the Closing, Buyer shall in writing acknowledge receipt of and expressly assume all Seller's financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at Closing, Seller will be relieved of all fiduciary and custodial obligations, and that Buyer will assume all such obligations and be directly accountable to the residents of the Property with respect thereto;

          (c) there shall be no adjustment for wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed by Seller at the Property; it being the intent of the parties that simultaneously with the Closing, Seller shall terminate any existing management agreement and Buyer shall have no liability or obligation with respect to any employee of Seller or its management company prior to Closing;

          (d) electricity charges, water charges, sewer rents and vault charges, if any, and other utility charges on the basis of the fiscal period for which assessed; to the extent possible, as of Closing, Seller shall close each utility account, retain any utility deposit and arrange for a final utility reading; otherwise apportionment of utilities at the Closing shall be based on the last available reading, subject to adjustment after the Closing on a per diem basis, when the next reading is available;

          (e) all general real estate and personal property taxes and other ad valorem taxes and assessments; and

          (f) prepayments paid by Seller under Service Contracts and under any Terminable Service Contract, but only to the extent not terminated until after Closing.

     If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at the Closing shall be promptly corrected, which obligation shall survive the Closing. If any operating expenses or other prorations cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far and shall be re-adjusted within sixty
(60) days, or such longer period as may be necessary, after the Closing occurs. The provisions of this Section 11 shall survive the Closing.

                                   SECTION 12

                               FAILURE TO PERFORM

     12.01 Buyer's Election. If Seller is unable to satisfy all of Seller's obligations as set forth in this Agreement, Buyer shall have the right to elect, in its sole discretion, at the Closing, to accept the Stock subject to such unfulfilled obligations and to pay therefor the Purchase Price without reduction or offset.

     12.02 Seller's Default. If at the Closing, Seller is unable to satisfy all of Seller's obligations as set forth in this Agreement, and Buyer does not elect to acquire the Stock as provided in Section 12.01, Seller shall be in default under this Agreement and all Deposits made hereunder shall be forthwith returned to Buyer. Except as set forth in the next succeeding sentence, the return of the Deposit shall be the sole and exclusive remedy of Buyer. In addition to the foregoing, if Buyer desires to purchase the Stock in accordance with the terms of this Agreement and Seller intentionally refuses to perform Seller's obligations hereunder, Buyer, at its option, and as Buyer's sole and exclusive remedy, shall have the right to compel specific performance or affirmative injunctive relief by Seller hereunder (and, if Buyer is the prevailing party, Buyer shall be reimbursed for its reasonable attorney's fees) in which event any Deposit made hereunder shall be delivered to Seller at Closing and credited against the Purchase Price.

     12.03 Buyer's Default. The parties acknowledge that in the event of Buyer's failure to fulfill its obligations hereunder it is impossible to compute exactly the damages which would accrue to Seller in such event. The parties have taken these facts into account in setting the amount of the Deposit, required pursuant to Section 1.04, and hereby agree that: (i) such amount together with the interest earned thereon is the pre-estimate of such damages which would accrue to Seller; (ii) such amount represents damages and not any penalty against Buyer; and (iii) if this Agreement shall be terminated by Seller by reason of Buyer's failure to fulfill Buyer's obligations hereunder, the Deposit together with the interest thereon shall be Seller's full and liquidated damages in lieu of all other rights and remedies which Seller may have against Buyer at law or in equity.

                                   SECTION 13

                                 BROKERAGE FEES

     13.01 Brokerage Fees. Seller and Buyer mutually represent and warrant that neither Seller nor Buyer has dealt with any broker in connection with this purchase and sale and that neither Seller nor Buyer knows of any broker who has claimed or may have the right to claim a commission in connection with this purchase and sale. Seller and Buyer shall indemnify and defend each other against any costs, claims or expenses, including attorneys' fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this Section. The representations and obligations under this Section shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

                                   SECTION 14

                                     NOTICES

     14.01 Effective Notices. All notices under this Agreement shall be in writing and shall be delivered personally or shall be sent by Federal Express or other comparable overnight delivery courier, addressed as set forth at the beginning of this Agreement. Notices shall be deemed effective, when so delivered. Copies of all such notices to Buyer shall also be sent to Home Properties of New York, L.P., 850 Clinton Square, Rochester, New York 14604,
Attention: Kathleen K. Suher, Esq. and Norman Leenhouts, and copies of all such notices to Seller shall also be sent to Scott D. Spelfogel, Esq., The Berkshire Group, One Beacon Street, Boston, Massachusetts 02108 and Richard A. Toelke, Esq., Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110.

                                   SECTION 15

                             LIMITATIONS ON SURVIVAL

     15.01 Representations and Warranties. Except as otherwise expressly provided in this Agreement, no representations, warranties, covenants or other obligations of Seller set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after Closing. The representations, warranties, covenants and other obligations of Seller set forth in Section 5 and of Buyer set forth in Section 6 shall survive until nine (9) months after the Closing, and no action based thereon shall be commenced more than nine (9) months after the Closing.

     15.02 Merger. The delivery of the items listed in Section 9.01 by Seller, and the acceptance thereof by Buyer, shall be deemed the full performance and discharge of each and every obligation on the part of Seller to be performed hereunder and shall be merged in the delivery and acceptance of such items, except as provided in Section 15.01 and except for such other obligations of Seller which are expressly provided herein to survive the Closing.

                                   SECTION 16

                              INTENTIONALLY OMITTED

                                   Section 17

                            MISCELLANEOUS PROVISIONS

     17.01 Assignment. Buyer shall not have the right to assign this Agreement without Seller's prior written consent, which consent may be given or withheld in Seller's sole and absolute discretion. Notwithstanding the foregoing, Buyer shall be entitled to assign this Agreement and its rights hereunder to a corporation, general partnership, limited partnership, limited liability company or other lawful entity entitled to do business in the state in which the Property is located provided such entity shall be controlled by, controlling or under the common control with Buyer or an Exchange Accommodation Titleholder pursuant to Section 17.15 ("Assignee"). In the event of such an assignment of this Agreement to Assignee (a) Buyer shall notify Seller at least seven (7) days prior to Closing and (b) Assignee shall assume all obligations of Buyer under this Agreement, provided that Buyer shall remain jointly and severally liable for all obligations under this Agreement, including, without limitation, payment of the Purchase Price.

     17.02 Limitation of Seller's Liability. No shareholders, partners or members of any of the Selling Entities (except Seller as the stockholder of the Corporation) nor any of their respective officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Buyer hereby waives for itself and anyone who may claim by, through or under Buyer any and all rights to sue or recover on account of any such alleged personal liability.

     Notwithstanding anything set forth in this Agreement to the contrary, Buyer agrees that the Selling Entities shall have no liability to Buyer for any breach of Seller's covenants, agreements, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer unless the valid claims for all such breaches collectively aggregate more than Fifty Thousand and No/100 Dollars ($50,000), in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence. Further, Buyer agrees that any recovery against the Selling Entities for any breach of covenants, agreements, representations and warranties hereunder or under any other agreement, document, certificate or instrument delivered by the Selling Entities to Buyer, or under any law applicable to the Property or this transaction, shall be limited to Buyer's actual damages not in excess of Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00) in the aggregate and that in no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

The foregoing limitation of liability shall not apply in the case of fraud or intentional and material misrepresentation.

     17.03 Integration. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

     17.04 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the state in which the Property is located.

     17.05 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

     17.06 Bind and Inure. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective, permitted successors and assigns.

     17.07 Drafts. This Agreement shall not be binding or effective until properly executed and delivered by both Seller and Buyer. The delivery by Buyer to Seller of an executed counterpart of this Agreement shall constitute an offer which may be accepted by the delivery to Buyer of a duly executed counterpart of this Agreement and the satisfaction of all conditions under which such offer is made, but such offer may be revoked by Buyer by written notice given at any time prior to such acceptance and satisfaction.

     17.08 Number and Gender. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

     17.09 Attachments. If the provisions of any schedule or rider to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such schedule or rider shall prevail. The Schedules attached are hereby incorporated as integral parts of this Agreement.

     17.10 No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

     17.11 Time of the Essence. Time is of the essence with respect to this Agreement, including but not limited to the occurrence of the Closing as of the originally scheduled date.

     17.12 Property Information and Confidentiality. The Buyer agrees that, prior to the Closing, all Property information furnished by Seller to Buyer or discovered by Buyer shall be kept strictly confidential and shall not, without the prior consent of the Seller, be disclosed by the Buyer or the Buyer's representatives, in any manner whatsoever, in whole or in part, and will not be used by the Buyer or the Buyer's representatives, directly or indirectly, for any purpose other than evaluating the Property. Moreover, the Buyer agrees that, prior to the Closing, such information will be transmitted only to the Buyer's representatives (i) who need to know such information for the purpose of evaluating the Property, and who are informed by the Buyer of the confidential nature of such information and (ii) who agree to be bound by the terms of this
Section 17.12. The provisions of this Section 17.12 shall in no event apply to information which is a matter of public record and shall not prevent Buyer from complying with applicable laws, including, without limitation, governmental regulatory disclosure, tax and reporting requirements.

     17.13 Press Releases. The Buyer and Seller, for the benefit of each other, hereby agree that between the date hereof and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

     17.14 Return of Property Information. In the event this Agreement is terminated, the Buyer and the Buyer's representatives shall promptly deliver to the Seller all originals and copies of all information provided to Buyer to Seller relating to the Property. Notwithstanding anything contained herein to the contrary, in no event shall the Buyer be entitled to receive a return of the Deposit or the accrued interest thereon, if any, if and when otherwise entitled thereto pursuant to this Agreement until such time as the Buyer and the Buyer's Representatives shall have performed the obligations contained in the preceding sentence.

     17.15 Tax-Free Exchange.

          (a) Notwithstanding any terms in this Agreement to the contrary, Seller and Buyer shall have the right to consummate the transactions contemplated by this Agreement in a manner which qualifies as a tax-deferred exchange, in whole or in part, under the provisions of Section 1031 of the Code, and the Treasury Regulations thereunder.

          (b) Buyer and Seller agree to cooperate with each other with respect to any tax-deferred exchange pursuant to the provisions of Section 1031 of the Code and the Treasury Regulations thereunder and to execute any and all documents reasonably requested by the other party in connection therewith, provided that (i) the cooperating party shall not incur additional costs or expenses attributable to the exchange, including reasonable attorneys' fees, deed excise taxes and recording fees; and (ii) the cooperating party shall not be required to purchase any replacement property in connection with any such deferred exchange (the "Replacement Property").

          (c) Seller and Buyer acknowledge that the cooperating party shall not be deemed the requesting party's agent in connection with any such exchange. Seller and Buyer further acknowledge that all agreements in connection with performing the exchange shall be prepared at the requesting party's expense by the requesting party's counsel.

          (d) Without limiting the foregoing, each of Seller and Buyer shall have the right to transfer all or any portion of its interests under this Agreement to a qualified intermediary (the "Intermediary") or Exchange Accommodation Titleholder ("Exchange Accommodation Titleholder") in accordance with the provisions of Section 1031 of the Code and the Treasury Regulations thereunder.

          (e) The terms and provisions of this Section 17.15 shall survive the Closing.

     17.16 Audit. The Seller will provide access by Buyer's representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Buyer's expense, in conformity with Regulation S-X of the Securities and Exchanges Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                                            SELLER ENTITIES:
                                            FENTIL, INC., a Maryland corporation
WITNESS:
                                            By: Krupp Realty Limited Partnership
                                             - IV, a Massachusetts limited
________________________________             partnership, its sole shareholder


                                                  By: The  Krupp  Corporation, a
                                                      Massachusetts corporation,
                                                      its general partner

WITNESS:

________________________________                  By:___________________________

                                                  Name:_________________________

                                                  Title:________________________




                                            KRUPP        REALTY          LIMITED
                                            PARTNERSHIP -  IV,  a  Massachusetts
                                            limited partnership

                                            By:    The   Krupp   Corporation,  a
                                            Massachusetts    corporation,    its
                                            general partner

WITNESS:

________________________________                    By:_________________________

                                                    Name:_______________________

                                                    Title:______________________

                                            BUYER:

WITNESS:
                                            HOME   PROPERTIES   OF   NEW   YORK
                                            L.P.

                                            By:      HOME PROPERTIES OF
________________________________                     NEW YORK, INC.,
                                                       its general partner

                                                       By:______________________

                                                       Name:____________________

                                                       Title:___________________

                                     RECEIPT

     The Purchase and Sale Agreement, has been received by the Escrow Agent on this the _______ day of ______________, 2001, and the Escrow Agent acknowledges the terms thereof and agrees to perform as Escrow Agent in accordance therewith.

                                            ESCROW AGENT

                                            LANDAMERICA     TITLE      INSURANCE
                                            CORPORATION

                                            By:_________________________________

                                            Name:_______________________________

                                            Title:______________________________

                          LIST OF SCHEDULES & EXHIBITS


        Schedule A - Description of Land
        Schedule B - Personal Property
        Schedule C - Rent Roll
        Schedule D - Service Contracts
        Schedule E - Litigation
        Schedule F - Liabilities

        Exhibit A - Agreement to Hold Title
        Exhibit B - Corporation's Tax Returns

                                   SCHEDULE E



                                      None

                                   SCHEDULE F



                                      None